EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                    Three months ended
                                                                                        March 31,
(Dollars in millions)                                                             1998              1997
----------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                                   $      20.7        $      19.9
    Fixed charges                                                                     33.7               34.0
                                                                           -------------------------------------
    Income before provision for income taxes and fixed charges                 $      54.4        $      53.9
                                                                           =====================================

Fixed charges:
    Interest expense                                                           $      32.5        $      33.2
    Preferred stock dividends                                                          1.2                0.8
                                                                           -------------------------------------
                                                                               $      33.7        $      34.0
                                                                           =====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                           1.61               1.59
                                                                           =====================================